FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment"), dated as of November 2, 2005 is among ELIZABETH ARDEN, INC., a Florida Corporation (the "Borrower"), the banks listed on the signature pages hereto (the "Banks"), JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), as the administrative agent (the "Administrative Agent"), and Bank OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as the collateral agent (the "Collateral Agent").

RECITALS:

        A.    The Borrower, the Administrative Agent, the Collateral Agent and the banks party thereto have entered into that certain Second Amended and Restated Credit Agreement dated as of December 24, 2002 (as the same has been modified by that certain First Amendment to Second Amended and Restated Credit Agreement dated February 25, 2004, that certain Second Amendment to Second Amended and Restated Credit Agreement dated June 2, 2004, that certain Third Amendment to Second Amended and Restated Credit Agreement dated September 30, 2004 and as the same may hereafter be amended or otherwise modified from time to time, the "Agreement").

        B.    On September 30, 2005, General Electric Capital Corporation assigned all of its Commitment to JPMorgan Chase Bank, N.A. and Wachovia Bank, National Bank.

        C.    Immediately prior to the effectiveness of this Amendment, LaSalle Business Credit, L.L.C. (successor by merger to LaSalle Business Credit, Inc.) assigned all of its Commitment to National City Business Credit, Inc. (successor to The Provident Bank) and The CIT Group/Business Credit, Inc.

        D.    The Borrower and the Guarantors have requested that the Agents and the Banks amend certain provisions of the Agreement and the Administrative Agent, the Collateral Agent, and the Banks have agreed to do so on and subject to the terms set forth herein.

        NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

Definitions

        Section 1.1.    Definitions.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

Amendments

        Section 2.1.    Amendment to Date References.  All references to (a) "May 16" in the Agreement shall be amended to read "June 1"; (b) "November 15" in the Agreement shall be amended to read "November 30"; (c) "November 16" in the Agreement shall be amended to read "December 1"; and (d) "May 15" in the Agreement (except in the definition of Senior Notes) shall be amended to read "May 31".

        Section 2.2.    Amendment to Existing Definitions in Section 1.01.  The following definitions contained in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:

        "Applicable Margin" means, with respect to either Type of Loan, the applicable margin (expressed in basis points) in the column below for the applicable Type of Loan and opposite the Debt Service Pricing Ratio set forth in the table below that corresponds with the actual Debt Service Pricing Ratio set forth in the most recent Compliance Certificate:

Tier	Debt Service Pricing Ratio	LIBOR Loans	Base Rate Loans

I	Greater than 4.00:1.00	100.0	0.0
II	Less than or equal to 4.00:1.0 but greater than 3.00:1.00	125.0	0.0
III	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	150.0	0.0
IV	Less than or equal to 2.00:1.00	175.0	0.0

Each Applicable Margin shall be determined by reference to Tier II for the period from November 2, 2005 until the first business day of the month following the day when the Compliance Certificate required in connection with the monthly financial statements delivered under Section 5.01(e) for each month end which corresponds with the end of each fiscal quarter end, beginning with such financial statements delivered for the month ended as of March 31, 2006. On such date, each Applicable Margin shall change in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above. Thereafter, each Applicable Margin shall change effective commencing on the first business day of the month following the date when a Compliance Certificate required by Section 5.01(c) is delivered, such change to be made in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above; provided, however, if any Compliance Certificate is not received by the date required by Section 5.01(c), the Applicable Margins shall revert to Tier IV until delivery of the next Compliance Certificate.

        "Capital Expenditures" shall mean, with respect to any Person, all net expenditures of such Person for assets which are or should be capitalized, plus the fair value of any Capitalized Lease, less any cash proceeds received from the disposition of any asset permitted by Section 5.11(b).

        "Commitment" means, with respect to a Bank, the obligation of such Bank to make advances of funds and purchase participation interests in Letters of Credit in the aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Bank's name under the column titled "Commitment" on Schedule 1.01 hereto (or, in the case of an Assignee, in its Assignment and Assumption Agreement), as such amount may be: (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.18, and (c) adjusted to reflect assignments pursuant to Section 9.06. As of November 2, 2005, the aggregate amount of the Commitments is $200,000,000.

        "Commitment Fee Rate" means a rate (expressed in basis points) equal to 25.0.

        "Debt Service Pricing Ratio" means, as of any fiscal quarter end, the ratio of the following calculated for the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months:

          (a)    the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (viii), (ix) or (x) of the definition of Permitted Indebtedness; minus (iii) all income and franchise taxes paid in cash; to

          (b)    the sum of: (i) Consolidated Net Interest Expense; plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such twelve month period; plus (iii) all cash dividends paid on stock of the Borrower during such period.

        "Permitted Acquisition" means an Acquisition in which each of the following conditions are satisfied:

                 (i)    No Default then exists or would arise from the consummation of such Acquisition.

                 (ii)    Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law.

                 (iii)    The Borrower shall have furnished the Administrative Agent prior notice of such intended Acquisition immediately following approval by its Board of Directors (provided, that no such prior notice shall be required for any Acquisition in which the total consideration paid is less than $5,000,000) and shall have furnished the Administrative Agent with such information regarding the proposed Acquisition as the Administrative Agent reasonably requested so long as such information is readily available.

                 (iv)    The majority of any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, the same general type of business as now conducted by the Borrower or its Subsidiaries.

                  (v)    Either (A) the sum of the total consideration paid for all Acquisitions consummated since September 30, 2004 other than the Acquisitions completed under the permissions of the following subclause (B) plus the total consideration proposed to be paid for the Acquisition in question does not exceed $35,000,000 or (B) no earlier than 30 days prior to the anticipated closing of the Acquisition, the Borrower delivers to the Administrative Agent a certificate which demonstrates compliance with the following test and shows in reasonable detail satisfactory to the Administrative Agent the good faith estimate required thereby:

                  (I)    if the Acquisition is consummated during the period from and including June 1 to and including November 30, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $25,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated closing date; minus (2) the total cash consideration to be paid for the Acquisition in question;

                  (II)    if the Acquisition is consummated during the period from and including December 1 to and including May 31, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $35,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated closing date; minus (2) the total cash consideration to be paid for the Acquisition in question;

                   (vi)    The ratio of pro forma Cash Flow to pro forma Debt Service is more than 1.10 to 1.00, computed in each case: (A) for the Borrower and its Consolidated Subsidiaries on a consolidated basis, (B) in accordance with GAAP; (C) as of the end of the most recently ended fiscal quarter prior to the date of the proposed Acquisition for the four fiscal quarters then ended; (D) as if the Acquisition occurred on the first day of such period; and (E) including in Cash Flow and Debt Service in a manner acceptable to the Administrative Agent, the Cash Flow and Debt Service of the Person to be acquired or attributable to the assets to be acquired, as the case may be; and

                   (vii)    No sooner than five days prior to the date of the closing of the proposed Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate which shall certify compliance with the foregoing clauses (i) through (iv) and (vi) and shall show in reasonable detail the calculation required by clause (vi); provided, that no such certificate shall be required for any Acquisition in which the total consideration paid is less than $5,000,000.

        "Permitted Indebtedness" means (i) any Borrowings made hereunder, (ii) the Senior Subordinated Notes, (iii) the Mortgage Notes, (iv) up to $15,000,000 of other subordinated indebtedness or preferred stock existing as of the effective date of the Original Credit Agreement, (v) the Seller Preferred, (vi) $8,802,000 of the Senior Secured Notes and any guarantees thereunder, (vii) the intercompany Indebtedness incurred in connection with the Arden Acquisition described on Schedule 5.09 (the "Acquisition Indebtedness"), (viii) no more than $10,000,000 (in the aggregate) of Purchase Money Indebtedness outstanding at any time, (ix) up to $50,000,000 (in the aggregate) of Indebtedness (in addition to the Acquisition Indebtedness) outstanding at any time owed by Foreign Subsidiaries and any unsecured Guarantee thereof by the Borrower, provided that if such Indebtedness of the Foreign Subsidiaries is secured, then it will only be secured by accounts receivable and inventory of such Foreign Subsidiaries, (x) any other unsecured Indebtedness in an aggregate amount of no more than $15,000,000 outstanding at any time, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects, (xi) any refinancings of any of the above, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects, and (xii) intercompany Indebtedness (in addition to the Acquisition Indebtedness) between or among the Borrower or the Guarantors, as lenders, and any Foreign Subsidiary, as a borrower, which when the aggregate outstanding principal amount thereof is aggregated with the principal amounts committed or outstanding (whichever is greater) under clause (ix) above and the aggregate amount of any Permitted Investment made pursuant to Section 5.09(j), the total shall not exceed

$65,000,000 in the aggregate, provided, that, after giving effect to such intercompany Indebtedness, the Borrower shall have Borrowing Availability under this Agreement of at least $15,000,000 and provided, further, any committed or outstanding principal amounts of Indebtedness under clause (ix) above (whichever is greater) shall permanently reduce dollar-for-dollar the amount of intercompany Indebtedness permitted under this clause (xii).

        "Termination Date" means December 31, 2010.

        Section 2.3.    Addition of Definitions. The following definitions are added to Section 1.01 of the Agreement in proper alphabetical order.

        "Average Borrowing Base Capacity" has the meaning specified in Section 5.19.

        "Borrowing Base Capacity" has the meaning specified in Section 5.19.

        "Increase Amount" has the meaning specified in Section 2.18.

        "Increased Commitment Supplement" has the meaning specified in Section 2.18.

        "New Bank" has the meaning specified in Section 2.18.

        "Seller Preferred" means the preferred stock having a $50,000,000 aggregate liquidation/preference value issued on or about January 29, 2001 to the Seller by the Borrower pursuant to the terms of the Acquisition Agreement.

        Section 2.4.    Amendment to the Definition of Eligible Accounts Receivable. Clauses (vii) and (x) set forth in the definition of the term "Eligible Accounts Receivable" in Section 1.01 of the Agreement are each amended in their respective entirety to read as follows:

        (vii)    the invoice evidencing such account has not remained unpaid for a period exceeding one hundred twenty (120) days past the date of invoice;

      (x)    no more than fifty percent (50%) of the aggregate accounts receivable for the same account debtor shall have remained unpaid for a period exceeding one hundred twenty (120) days after the date of invoice;

        Section 2.5.    Amendment to Article II. Article II of the Agreement is amended to add an new Section 2.18 to read in its entirety as follows:

        Section 2.18    Increase of Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request an increase of the aggregate amount of the Commitments: (a) by an aggregate amount equal to any integral multiple of $10,000,000 and (b) by an amount not to exceed $100,000,000; provided that (i) no Default shall have occurred and be continuing; and (ii) the Borrower shall have provided evidence satisfactory to the Banks that the Indebtedness to be incurred pursuant to the increase in the Commitments is permitted by the Senior Subordinated Note Indenture and the other Indentures, in each case, to the extent the applicable Indenture is still in effect. Each Bank, in its sole and absolute discretion, shall determine whether it will increase its Commitment. If one or more of the Banks will not be increasing its Commitment pursuant to such request, then, with notice to the Administrative Agent, another one or more financial institutions, each as approved by the Borrower and the Administrative Agent (a "New Bank"), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Banks (the "Increase Amount"); provided, that the Commitment of each New Bank shall be at least $5,000,000. Upon receipt of notice from the Administrative Agent to the Banks and the Borrower that the Banks, or sufficient Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $10,000,000 and an integral multiple of $10,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase and the Indebtedness to be incurred pursuant to the requested increase is permitted by the Senior Subordinated Note Indenture and the other Indentures (in each case, to the extent the applicable Indenture is still in effect), the Borrower, the Administrative Agent and the Banks willing to increase their respective Commitments and the New Banks (if any) shall execute and deliver an Increased Commitment Supplement in the form attached hereto as Exhibit G (the "Increased Commitment Supplement"). If all existing Banks shall not have provided their pro rata portion of the requested increase, then after giving effect to the requested increase the outstanding Loans may not be held pro rata in accordance with the new Commitments. In order to remedy the foregoing, on the effective date of the Increased Commitment Supplement the Banks shall make advances among themselves, such advances to be in amounts sufficient so that after giving effect thereto, the Loans shall be held by the Banks pro rata according to their respective Commitments. The advances made by a Bank under this Section 2.18 shall be deemed to be a purchase of a corresponding amount of the Loans of one or more of the Banks who received the advances. The Commitments of the Banks who do not agree to increase their Commitments can not be reduced or otherwise changed pursuant to this Section 2.18.

        Section 2.6.    Amendment to Section 5.01(c). Clause (c) of Section 5.01 of the Agreement is amended in its entirety to read as follows:

        (c)    simultaneously with the delivery of each set of financial statements referred to in clause (a) above and each set of financial statements referred to in clause (e) below delivered for each month end which corresponds with the end of each fiscal quarter end, a certificate of the principal financial officer or the principal accounting officer of the Borrower: (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.19 of this Agreement on the date of such financial statements, (ii) setting forth in reasonable detail the calculations required to establish the Debt Service Pricing Ratio in order to determine the Applicable Margin and Applicable Letter of Credit Fee Rate for the upcoming fiscal quarter, (iii) stating whether any Default exists hereunder on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iv) stating whether, since the date of the most recent financial statements previously delivered pursuant to this Section, there has been any material change in the generally accepted accounting principles applied in the preparation of such statements, and, if so, describing such change and (v) stating whether there is any Material Subsidiary that is required to be a Guarantor but currently is not a Guarantor;

        Section 2.7.    Amendment to Section 5.01(f). Clause (f) of Section 5.01 of the Agreement is amended in its entirety to read as follows:

        (f)    a Borrowing Base Certificate together with an accounts receivable aging report (reflecting all journal entries and adjustments including all customer credits and debits), a report showing all amounts payable by the Borrower to the account debtors whose accounts receivable are included in the Borrowing Base, a collections report, a sales report and lockbox statements all certified by one of the Borrower's principal financial officers: (i) within fifteen (15) days after the end of each month, with the Borrowing Base Certificate and reports being prepared as of the last day of such month, and (ii) if a Default exists, within three days after any other date requested by the Administrative Agent with the Borrowing Base Certificate and such reports being prepared as of the date of the request; provided that if Borrowing Availability is less than $50,000,000 at any time during the period from and including June 1 to and including November 30, then for as long as the Borrowing Availability is less than $50,000,000 during such period, the Borrower will deliver to each Bank on Tuesday of each week a collections report, a sales report and an inventory report of the type required to be delivered under clause (g) of this Section 5.01 (which inventory report shall include a breakdown of inventory by category) as of the immediately preceding Saturday;

        Section 2.8.    Amendment to Section 5.09.

        (a)    The introductory phrase in Section 5.09 of the Agreement is amended in its entirety to read as follows:

        Neither the Borrower nor any of its Domestic Subsidiaries will make or acquire any Investment in any Person other than:

        (b)    Clause (j) of Section 5.09 of the Agreement is amended in its entirety to read as follows:

        (j)    investments, in addition to those disclosed on Schedule 5.09, by the Borrower or any Domestic Subsidiaries in any of the Foreign Subsidiaries who are not Guarantors, for working capital or general corporate purposes, which when aggregated with amounts committed under clause (ix) of the definition of Permitted Indebtedness and outstanding Indebtedness under clause (xii) thereof shall not exceed $65,000,000 in the aggregate; provided, that after giving effect to any such investments, Borrowing Availability shall be at least $15,000,000 and provided, further, any committed or outstanding amounts of Indebtedness under clause (ix) of the definition of Permitted Indebtedness shall permanently reduce dollar-for-dollar the amount of investments permitted under this Section 5.09(j); and

        Section 2.9.    Amendment to Section 5.14. Section 5.14 of the Agreement is amended in its entirety to read as follows:

             Section 5.14    Restricted Payments. The Borrower will not, nor will it permit any Domestic Subsidiary to make any Restricted Payments except:

                      (a)    a dividend paid by a wholly-owned Subsidiary to the Borrower;

                      (b)    redemption of the Seller Preferred with the proceeds of an equity issuance; and

                      (c)    any Restricted Payment as long as after giving effect to such Restricted Payment:

                        (i)    no Event of Default exists and is continuing;

                       (ii)    if the applicable Restricted Payment is paid or made during the period from and including June 1 to and including November 30, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $25,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date; minus (2) the amount of the applicable Restricted Payment in question; and

                       (iii)    if the applicable Restricted Payment is paid during the period from and including December 1 to and including May 31, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $35,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date; minus (2) the amount of the applicable Restricted Payment in question.

The Borrower shall provide evidence of compliance with the requirements of the foregoing subclauses (ii) and (iii) promptly upon the Administrative Agent's request for such information.

        Section 2.10.    Amendment to Section 5.19.

                   (a)    The reference to "$40,000,000" contained in the first paragraph of Section 5.19 (Minimum Quarterly Consolidated Debt Service Coverage Ratio) of the Agreement is amended in its entirety to read as "$35,000,000".

                   (b)    The definition of "Debt Service" contained in Section 5.19 of the Agreement is amended in its entirety to read as follows:

"Debt Service" means, for any period, the sum of (i) Consolidated Net Interest Expense plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such period plus (iii) all cash Restricted Payments paid during such period.

        Section 2.11.    Amendment to Section 5.21(e)(ii)(B). The reference to "$40,000,000" contained in clause (e)(ii)(B) of Section 5.21 (Restriction on Payment of Indebtedness) of the Agreement is amended in its entirety to read as "$35,000,000".

        Section 2.12.    Amendment to Section 9.05. The following sentence is added to the end of Section 9.05 of the Agreement:

Notwithstanding any other provisions of this Section 9.05 to the contrary, this Agreement may be amended pursuant to an Increased Commitment Supplement executed in accordance with Section 2.18 which only needs to be signed by the Borrower, the Administrative Agent and the Banks increasing or providing new Commitments thereunder.

        Section 2.13.    Amendment to Schedule 1.01. Schedule 1.01 to the Agreement is amended in its entirety to read as Schedule 1.01 attached hereto.

        Section 2.14.    Amendment to Exhibit E. Exhibit E (Form of Compliance Certificate) of the Agreement is amended in its entirety to read as Exhibit E attached hereto.

        Section 2.15.    Addition of Exhibit G. The Agreement is amended to add Exhibit G (Form of Increased Commitment Supplement) thereto to read in its entirety as set forth on Exhibit G to this Amendment.

        Section 2.16.    Amendment to Exhibit C. Exhibit C (Form of Borrowing Base Certificate) of the Agreement is amended in its entirety to read as Exhibit H attached hereto.

Conditions Precedent

        Section 3.1.    Conditions.    The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

                (a)    The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Banks;

                (b)    The receipt by the Administrative Agent of an arrangement fee and by the Banks of the upfront fees on or prior to the effective date of this Amendment in accordance with the separate letter agreement between the Administrative Agent and the Borrower executed on the date hereof;

                (c)    The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date and the representations and warranties in Section 4.15(b) which shall be deemed made as of the Effective Date;

                (d)    No Default shall exist; and

                (e)    All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel, Jenkens & Gilchrist, a Professional Corporation.

Miscellaneous

        Section 4.1.    Ratifications.    The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agents and the Banks agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Amendment, the Agreement (as unmodified by this Amendment) shall control.

        Section 4.2    Representations and Warranties; Release.    The Borrower hereby represents and warrants to the Agents and the Banks as follows: (a) no Default exists; and (b) the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. IN ADDITION, TO INDUCE THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE BANKS TO AGREE TO THE TERMS OF THIS AMENDMENT, THE BORROWER AND EACH GUARANTOR (BY ITS EXECUTION BELOW) REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

        Section 4.3.    Survival of Representations and Warranties.    All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the right of the any Agent or any Bank to rely upon them.

        Section 4.4.    Reference to Agreement.    Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

        Section 4.5.    Expenses of Administrative Agent.    As provided in the Agreement, Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent's legal counsel provided it sends an invoice to Borrower beforehand and addresses reasonable questions.

        Section 4.6.    Severability.    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

        Section 4.7.    Applicable Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

        Section 4.8.    Successors and Assigns.    This Amendment is binding upon and shall inure to the benefit of the Agents, each Bank, the Borrower, each Guarantor and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

        Section 4.9.    Counterparts.    This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

        Section 4.10.    Effect of Waiver.    No consent or waiver, express or implied, by any Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

        Section 4.11.    Headings.    The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

        Section 4.12.    ENTIRE AGREEMENT.    THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

        Executed as of the date first written above.

ELIZABETH ARDEN, INC., as the Borrower

By:	/s/ Marcey Becker

	Name:	Marcey Becker

	Title:	Senior Vice President, Finance

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), individually as a Bank, an Issuing Bank and as Administrative Agent

By:	/s/ Richard Hawk, Vice President

BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as Collateral Agent and a Bank

By:	/s/ Christopher S. Allen

	Name:	Christopher S. Allen

	Title:	Senior Vice President

THE CIT GROUP/BUSINESS CREDIT, INC. (assignee of LaSalle Business Credit, L.L.C.)

By:	/s/ StewartMcLeod

	Name:	Stewart McLeod

	Title:	Asst. Vice President

U.S. BANK BUSINESS CREDIT (formerly known as Firstar Bank N.A.)

By:	/s/ Jeff Patton

	Name:	Jeff Patton

	Title:	Commercial Loan Officer

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank)

By:	/s/ Andrew Gale

	Name:	Andrew Gale

	Title:	Vice President

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Frank Amodio

	Name:	Frank Amodio

	Title:	Vice President - Credit

CREDIT SUISSE, Cayman Islands Branch (formerly knows as Credit Suisse First Boston)

By:	/s/ Karl Studer

	Name:	Karl Studer

	Title:	Director

By:	/s/ Yvonne Guntlin

	Name:	Yvonne Guntlin

	Title:	Assistant Vice President

NATIONAL CITY BUSINESS CREDIT, INC. (successor to The Provident Bank)

By:	/s/ Michael Fine

	Name:	Michael Fine

	Title:	Director

CONSENT OF GUARANTORS AND REAFFIRMATION OF LOAN DOCUMENTS

Each of the Guarantors consent and agree to this Amendment (including without limitation, the provisions of Section 4.2 hereof) and agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

FD MANAGEMENT, INC.

By:	/s/ Oscar E. Marina

	Name:	Oscar E. Marina

	Title:	Vice President

DF ENTERPRISES, INC.

By:	/s/ Oscar E. Marina

	Name:	Oscar E. Marina

	Title:	Vice President

ELIZABETH ARDEN INTERNATIONAL HOLDING, INC. (formerly FFI International, Inc.)

By:	/s/ Oscar E. Marina

	Name:	Oscar E. Marina

	Title:	Vice President

RDEN MANAGEMENT, INC.

By:	/s/ Oscar E. Marina

	Name:	Oscar E. Marina

	Title:	Vice President

ELIZABETH ARDEN (FINANCING), INC.

By:	/s/ Oscar E. Marina

	Name:	Oscar E. Marina

	Title:	Vice President

ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Oscar E. Marina

	Name:	Oscar E. Marina

	Title:	Vice President

Index of Exhibits and Schedules

Exhibits
E	Form of Compliance Certificate
G	Form of Increased Commitment Supplement
H	Form of Borrowing Base Certificate

Schedules

1.01	Commitments